Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of June 14, 2020, by and between Wouter Latour, M.D. (“Executive”) and Vaxart, Inc. (the “Company”). The Company and Executive are sometimes collectively referred to herein as the “Parties” and individually as a “Party”.

1.     Separation. Executive’s employment with the Company and its affiliates is hereby terminated as of June 14, 2020 (the “Separation Date”), and pursuant to the Letter of Resignation attached as Exhibit A to this Agreement, Executive has resigned from his employment, any and all positions, with the Company and its affiliates (other than his position as Chairman of the Board of Directors). Executive will continue to serve on the Board of Directors, subject to re-election by stockholders. However, Executive will not be eligible for and shall not receive any non-employee director cash retainers or equity compensation under the Company’s director compensation program for his services as a director for the period commencing on the Separation Date and ending on the date immediately prior to the Company’s next annual meeting of stockholders, at which time Executive shall commence participation in the Company’s director compensation program, provided he is re-elected to the Board by stockholders.

2.     Payments and Benefits.

(a)     Earned Benefits. Except as provided herein, all Company-provided benefits ceased to accrue as of the Separation Date. Executive shall be provided the earned payments and benefits set forth as the “Earned Benefits” in Exhibit B hereto.

(b)     Separation Benefits. In consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the Release attached as Exhibit C to this Agreement (the “Release”) and the effectiveness of such Release as provided in Section 3 of this Agreement, the Company shall pay or provide to Executive the payments and benefits contemplated by Section 4(b) of the Vaxart, Inc. Severance Benefit Plan (the “Severance Plan”) to which Executive is entitled upon a Non-CIC Termination (and as set forth as “Severance Payments” on Exhibit B hereto), in each case upon the terms, and subject to the conditions, of the Severance Plan and Exhibit B, along with such additional benefits set forth on Exhibit B.

(c)     Full Payment. Executive acknowledges that the payments and arrangements contained in this Agreement (including Exhibit B) shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and its affiliates and his termination therefrom.

3.     Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 2(b) of this Agreement, within 60 calendar days following the Separation Date (the “Release Period”), Executive shall execute and deliver the Release to the Company. If Executive fails to execute and deliver the Release to the Company during the Release Period, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will receive only the Earned Benefits and will not be entitled to any other payment or benefit under Section 2(b) of this Agreement.

4.     Conditions and Restrictive Covenants. Executive specifically acknowledges and agrees that he remains obligated to comply with the following provisions of the Severance Plan, which provisions shall continue to apply, in accordance with their terms, on and after the Separation Date, notwithstanding Executive’s termination of employment: Section 5 (Conditions and Limitations on Benefits), Section 6 (Tax Matters), Section 7 (Reemployment), Section 8 (Clawback; Recovery), Section 9 (Right to Interpret Plan), Section 11 (Legal Construction), Section 12 (Claims, Inquiries and Appeals) and Section 13 (Basis of Payments to and From Plan). In addition, Executive acknowledges and reaffirms his obligations under the Confidentiality Agreement (as defined in Section 3(b) of the Severance Plan), which agreement shall continue to apply, in accordance with its terms, on and after the Separation Date, notwithstanding Executive’s termination of employment.

5.     Miscellaneous.

(a)     Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local, foreign or other taxes as will be required to be withheld pursuant to any applicable law or regulation (or require Executive to make arrangements satisfactory to the Company for the payment of such required withholding taxes).

(b)     Successors. This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs and legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(c)     Final and Entire Agreement; Amendment. Except with respect to the provisions of the other documents referenced herein, this Agreement, together with the Exhibits and the other documents referenced herein, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. This Agreement and its exhibits control over inconsistent terms in prior documents, plans, policies or agreements. The Company may not modify or take any action under the Severance Plan or any equity or bonus plan to reduce, revoke or deny Executive the benefits and rights in Exhibit B, unless required by law. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(d)     Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to conflict of laws principles, except to the extent preempted by the Employee Retirement Income Security Act of 1974, as amended.

(e)     Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery or via e-mail to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows: (i) if to Executive: at Executive’s most recent address on the records of the Company; and (ii) if to the Company: Vaxart, Inc., c/o Todd Davis, Chair of the Compensation Committee, 385 Oyster Point Boulevard, Suite 9A, South San Francisco, CA 94080, Email: tdavis@royaltyrxcapital.com, or to such other address as either Party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective on the date of delivery if delivered by hand or e-mail, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

(f)     Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

VAXART, INC.

By:	/s/ Andrei Floroiu
Its:	CEO

EXECUTIVE

/s/ Wouter Latour, M.D.
Wouter Latour, M.D.

EXHIBIT A

Letter of Resignation

June 14, 2020

Vaxart, Inc.
385 Oyster Point Boulevard
Suite 9A
South San Francisco, CA 94080

Attn: Todd Davis

Effective as of 12:00 a.m. Eastern Time on June14, 2020, I hereby resign (i) from any and all positions held by me as an officer, including as Chief Executive Officer, of Vaxart, Inc. (the “Company”), other than as Chairman of the Board of the Company, and (ii) from any and all positions held by me as an officer or director of any subsidiaries or affiliates of the Company.

Sincerely,

Wouter Latour, M.D.

EXHIBIT B
SEPARATION PAYMENTS AND BENEFITS
UNDER THE SEVERANCE PLAN

Description of Payment/Benefit	Payment Terms
Earned Benefits under Section 4(a) of the Severance Plan

§The Company shall issue Executive’s final paycheck on the Separation Date, which shall include accrued but unpaid PTO, and which shall be in full satisfaction of the Company’s obligations to Executive under Section 4(a) of the Severance Plan.

Severance Payments under Section 4(b) of the Severance Plan

§The Company shall pay to Executive an amount equal to $509,250 (which represents 12 months of his annual base salary), payable in regular installments in accordance with the Company’s normal payroll practices, over the 12 month period commencing on the Separation Date (the “Severance Period”) per the following terms: (1) the installments shall commence to be paid on the first payroll date that occurs after the Release is received by the Company and becomes effective and irrevocable in accordance with its terms, (2) the first installment shall include as a lump sum all payments (without interest) that accrued from the Separation Date until such first payroll date, and (3) the remaining installments shall be paid as otherwise scheduled for the Severance Period, which amount shall be in full satisfaction of the Company’s obligations to Executive under Section 4(b)(i) of the Severance Plan.

§If Executive is eligible for and has made the necessary elections for continuation coverage pursuant to COBRA under a group health, dental or vision plan sponsored by the Company, the Company will pay, as and when due directly to the COBRA carrier, the portion of the COBRA premiums paid by the Company prior to the Separation Date which, when coupled with the remaining portion of the COBRA premiums to be paid by Executive, will be sufficient to continue Executive’s COBRA coverage for himself and his eligible dependents from the Separation Date until the earliest to occur of (i) the first anniversary of the Separation Date, and (ii) the date on which Executive becomes eligible for health insurance coverage in connection with new employment or self-employment, which amount shall be in full satisfaction of the Company’s obligations to Executive under Section 4(b)(ii) of the Severance Plan.  Executive agrees to promptly notify the Company as soon as he becomes eligible for health insurance coverage in connection with new employment or self-employment during the one-year period after the Separation Date.

§Notwithstanding the foregoing, and except as otherwise provided by the Chair of the Compensation Committee, in the event that Executive fails to return all Company Property (as defined in Section 3(d) of the Severance Plan) in any material respect (and after a reasonable notice and cure period, if such breach is capable of being cured), the Company’s obligation to pay the amounts (including remaining Severance Payments, if any) or provide the benefits described above shall terminate and be of no further force or effect and Executive will forfeit his rights to receive any such amounts or benefits.

Equity Awards

§Executive shall continue to vest in any stock options issued under a Company equity plan and held by Executive as of the Separation Date, with continued service on the Board of Directors constituting continued employment with the Company for purposes of the applicable vesting and exercise conditions.

§Any unvested restricted share unit award issued under a Company equity plan and held by Executive as of the Separation Date shall remain outstanding in accordance with its terms (other than the continuous service requirement) and shall vest only if the applicable performance goal is achieved by December 31, 2020.

§Except as otherwise provided herein, the stock options and restricted share units issued under a Company equity plan and held by Executive as of the Separation Date shall remain outstanding in accordance with their terms. For the avoidance of doubt, in the event of a Change in Control (as defined in the Severance Plan), the equity awards shall vest in accordance with Section 4(c)(iii) of the Severance Plan (unless the Change in Control vesting provisions applicable to the non-employee director equity awards would provide a greater benefit to Executive, in which case the Change in Control vesting provisions applicable to the non-employee director equity awards shall apply to Executive’s equity awards).

Retention Bonus

§The Company shall pay to Executive an amount equal to $105,083 on the first payroll date that occurs after the Release is received by the Company and becomes effective and irrevocable in accordance with its terms, which amount shall be in full satisfaction of the Company’s obligations to Executive under the Confidential Retention/Stay Bonus Agreement between Executive and the Company dated February 24, 2020.

EXHIBIT C
RELEASE OF CLAIMS

This Release (this “Release”) is made and entered into as of this 14th day of June, 2020, by and between Vaxart, Inc. (the “Company”) and Wouter Latour, M.D. (“Executive”).

1.     Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of June 14, 2020 (the “Separation Date”).

2.     Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits set forth in Section 2(b) of the Separation Agreement between Executive and the Company dated June 14, 2020 (the “Separation Agreement”). Executive agrees that Executive has been fully compensated for all work performed through the Separation Date, including the Earned Benefits (as defined in Section 2(a) of the Separation Agreement), and is not entitled to receive any additional payments as wages, vacation or bonuses except as otherwise provided under Section 2(b) of the Separation Agreement.

3.     No Liability. This Release does not constitute an admission by the Company or any of its parents, subsidiaries, affiliates, divisions, officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4.     General Release.

(a)     In consideration of the payments and benefits set forth in Section 2 above, Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (“Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and each of its parents, subsidiaries, affiliates, divisions, successors, assigns, officers, directors, partners, agents, attorneys, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company from the beginning of time and up to and including the date Executive executes this Release (collectively “Claims”).

This Release includes, without limitation, (i) law or equity claims; (ii) contract (express or implied) or tort claims; (iii) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy, contract or tort, and implied covenant of good faith and fair dealing; (iv) claims arising under any federal, state, or local laws of any jurisdiction, including those that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the National Labor Relations Act, Executive Order 11246, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1966, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Genetic Information Non-discrimination Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Post-Civil War Civil Rights Act (42 U.S.C. §§1981-1988); (v) any claims arising under California law, including the California Fair Employment and Housing Act (FEHA), the California Labor Code, and the California Constitution, or any other foreign, federal, state or local law or judicial decision, (vi) claims arising under the Employee Retirement Income Security Act (excluding claims for amounts that are vested benefits or that Executive is otherwise entitled to receive under any employee benefit plan of the Company or any of its affiliates in accordance with the terms of such plan and applicable law), (vi) any other statutory or common law claims related to Executive’s employment with the Company or the separation of Executive’s employment with the Company.

However, this Release excludes, and Executive does not waive, release, or discharge: (A) any obligation of the Company under the Separation Agreement; (B) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, or other similar federal or state administrative agencies, although Executive waives any right to monetary relief related to any filed charge or administrative complaint; (C) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; (D) indemnification rights Executive has against the Company under applicable corporate law, the by-laws or certificate of incorporation of the Company or any of its affiliates, or as an insured under any director’s and officer’s liability insurance policy now or previously in force; (E) any right to file an unfair labor practice charge under the National Labor Relations Act; and (F) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.

(b)     Waiver of California Civil Code Section 1542. This Release is intended to be effective as a general release of and bar to all claims as stated in this Section. Accordingly, the Releasors specifically waive all rights under California Civil Code Section 1542, which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive acknowledges that Executive may later discover claims or facts in addition to or different from those which Executive now knows or believes to exist with regards to the subject matter of this Release, and which, if known or suspected at the time of executing this Release, may have materially affected its terms. Nevertheless, the Releasors waive any and all Claims that might arise as a result of such different or additional claims or facts.

5.     Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Executive in this Release, Executive hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Releasees from any and all claims, whether known or unknown, from the beginning of time through the date of Executive’s execution of this Release arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Release, Executive hereby acknowledges and confirms that:

(a)     Executive has read this Release in its entirety and understands all of its terms;

(b)     by this Release, Executive has been advised in writing to consult with an attorney of Executive’s choosing as Executive believed was necessary before signing this Release;

(c)     Executive knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Release including, without limitation, the waiver, release, and covenants contained in it;

(d)     Executive is signing this Release in exchange for good and valuable consideration in addition to anything of value to which Executive Employee is otherwise entitled;

(e)     Executive was given at least twenty-one (21) days to consider the terms of this Release and consult with an attorney of Executive’s choice, although Executive may sign it sooner if desired;

(f)     Executive understands that he has seven (7) days after signing this Release to revoke it by delivering notice of revocation to the Company under Section 8 hereof before the end of this seven-day period; and

(g)     Executive understands that the release contained herein does not apply to rights and claims that may arise after Executive signs this Release.

6.     Protected Activity. Nothing contained in this Release limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing in this Release or any other Company agreement, policy, practice, procedure, directive or instruction shall prohibit Executive from reporting possible violations of federal, state or local laws or regulations to any Government Agency or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. Executive does not need prior authorization of any kind to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures. If Executive files any charge or complaint with any Government Agency, and if the Government Agency pursues any claim on Executive’s behalf, or if any other third party pursues any claim on Executive’s behalf, Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action) that arises out of alleged facts or circumstances on or before the effective date of this Release; provided that nothing in this Release limits any right Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission or other Government Agency.

7.     Bar. Executive and the Company acknowledge and agree that if he or it should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the other party with respect to any cause, matter or thing which is the subject of the releases under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from the other party all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

8.     Notices. All notices and other communications under this Release must be in writing and will be given by hand delivery or via e-mail or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows: (i) if to Executive: at Executive’s most recent address on the records of the Company; and (ii) if to the Company: Vaxart, Inc., c/o Todd Davis, Chair of the Compensation Committee, 385 Oyster Point Boulevard, Suite 9A, South San Francisco, CA 94080, Email: tdavis@royaltyrxcapital.com, or to such other address as either party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective on the date of delivery if delivered by hand or e-mail, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

9.     Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles.

10.     Revocation. Executive has a period of seven (7) days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company under Section 5 of this Release, and this Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation those under Section 2(b) above.

11.     Miscellaneous. This Release is the complete understanding between Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

12.     Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS RELEASE. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS RELEASE. EXECUTIVE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY AND RELEASEES FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

IN WITNESS WHEREOF, the parties hereto have each executed this Release as of the date first above written.

VAXART, INC. By: ________________________________ Its: ________________________________
EXECUTIVE ______________________________ Wouter Latour, M.D.